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                                                                   Exhibit 10.28

[McLEODUSA(R) INCORPORATED LOGO]


October 10, 2003

Richard J. Buyens
101 Avery Drive NE
Atlanta, GA 303091671

Dear Rick:

This letter is confirmation of our offer to you for the position of Executive Vice President - Sales, reporting to me, beginning October 17, 2003. The annual salary for this exempt position is $350,000. You will be eligible for an annual performance bonus targeted at 50% of your base salary, or $175,000, beginning in 2004. Your bonus eligibility for 2003 will be for a target amount of $75,000. Executive level bonus performance criteria for the Company's 2003 plan is based 80% on specific Corporate goals, as previously defined and agreed upon for all executives by the Compensation Committee of the Board of Directors, and 20% on personal goals. Cash bonus payments earned for 2003 will be made in the first quarter of 2004. Your specific personal goals to earn the 2003 bonus will include embracing and exhibiting the Leadership Competencies of the Company, as well as, the following:

     1. Establish an operational strategy and detailed execution plan for the mid-markets field and inside sales teams that includes the Company's "Sales Rules and Expectations," and is mutually agreed upon by you, me and the Chairman of the Executive Committee of the Board of Directors, no later than November 15, 2003;
     2. Execute that plan by meeting milestones and due dates, as defined;
     3. Complete a thorough assessment of the capabilities of the Regional Vice Presidents, field Market Directors and Director of Inside Sales by November 15th and develop and implement an action plan to be properly and fully staffed by year-end;
     4. Improve monthly sales force productivity by a measurable amount by year-end 2003.

In addition, you will be eligible to receive 2,000,000 McLeodUSA Incorporated stock options with a strike price of $1.11 or fair market value on the date of your grant, as defined by the McLeodUSA Incorporated 2002 Omnibus Equity Plan, whichever is higher. This grant is subject to the approval of the Compensation Committee of the Board of Directors. The date of the option grant will be your start date of employment, or the date upon which the Compensation Committee approves the grant, whichever is later. The vesting schedule is described below:

                -   1/3 on first anniversary of the grant
                -   1/3 on second anniversary of the grant
                -   1/3 on third anniversary of the grant

There currently are certain restrictions on the sale of stock purchased through the exercise of options under the 2002 Omnibus Equity Plan, which are explained in the attached document "2002 Omnibus Equity Plan Restrictions Description."

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Richard J. Buyens
October 10, 2003
Page 2

While this position will be headquartered in Cedar Rapids, Iowa, we agree that you will not be required to relocate your family. As such, there are no relocation benefits associated with this offer. However, as a requirement of this position, you will be expected to spend at least 1-2 days per week in Cedar Rapids and the remaining portion of the work week in the field at our regional sales offices in Chicago, Dallas, Denver, or Detroit, in the field with sales Market Directors and/or on sales calls with customers or prospects in our 25-state footprint.

You will be eligible for 4 weeks of paid vacation annually, beginning in 2004. You will also be eligible to participate in McLeodUSA's Company Benefits Plans, a summary of which is attached.

You will be required to sign the attached "Confidentiality, Non-solicitation and Non-competition Agreement."

McLeodUSA Incorporated complies with the Immigration Reform and Control Act, and accordingly, you will be required to provide appropriate verification for authorization to work in the United States, (e.g., U.S. passport, INS issued Alien Registration Card, or driver's license and social security card).

Upon acceptance of this offer, please sign, date, and return to me. We will then forward the standard benefits and employment forms, which are provided in the Company's Welcome Packet, and which must be completed by you. If you have any questions regarding Company benefits plans, please call Ken Burckhardt at 319-790-XXXX. You will need to bring the completed paperwork to McLeodUSA when you begin employment on October 20, 2003.

We look forward to having you join the Leadership Team of McLeodUSA and look forward to your contribution to the Company's future success.

Sincerely,


/s/ CHRIS A. DAVIS
------------------
Chris A. Davis
Chairman and Chief Executive Officer


Concurred and Accepted: /s/ RICHARD J. BUYENS    Date: 10/16/03
                        ---------------------          --------
                            Richard J. Buyens


cc:   Steve Gray, President
      Ken Burckhardt, EVP and CFO